Exhibit 99.1

DUNKIN’ BRANDS APPOINTS JOE UVA TO BOARD OF DIRECTORS

CANTON, Mass (October 24, 2011) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, announced today the appointment of Joe Uva to the Dunkin’ Brands Board of Directors. Mr. Uva has more than 30 years of experience leading global, public companies.

“We are pleased to have Joe join the Dunkin’ Brands Board of Directors,” said Nigel Travis, Chief Executive Officer, Dunkin Brands, Inc. and President, Dunkin’ Donuts U.S. “With his broad array of management skills, business acumen and experience with public companies, both as an executive and a board member, we believe he will provide tremendous insights that can benefit our franchisees, customers and shareholders.”

Mr. Uva was most recently President and CEO of Univision Communications, Inc., overseeing the premier Hispanic media company in the U.S. which includes leading Spanish-language broadcast television networks as well as Univision Interactive Media. Before joining Univision, Mr. Uva served as president and CEO of OMD Worldwide, one of the world’s largest media agencies in the world. He was also president of Turner Entertainment Group Sales and Marketing. Mr. Uva was inducted into the Broadcasting and Cable Hall of Fame in 2007 and has received numerous awards for his professional achievements. He is a graduate of State University of New York at Albany.

“Dunkin’ Donuts and Baskin-Robbins are truly iconic brands which have captured the hearts of their customers,” Uva said. “I look forward to working with the Dunkin’ Brands Board of Directors and management team to build on that brand strength and grow shareholder value.”

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About Dunkin’ Brands Group, Inc.

With more than 16,000 points of distribution in 56 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), is one of the world’s leading franchisor of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hardserve ice cream. At the end of 2010, Dunkin’ Brands’ nearly 100 percent franchised business model included 9,760 Dunkin’ Donuts restaurants and 6,433 Baskin-Robbins restaurants, and the company had system-wide sales of approximately $7.7 billion. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass. The Company’s website is located at www.dunkinbrands.com.

Contact(s):

Karen Raskopf	Michelle King
Senior Vice President, Corporate Communications	Director, Global Public Relations
Dunkin’ Brands, Inc.	Dunkin’ Brands, Inc.
karen.raskopf@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-5200	781-737-5200

130 Royall Street Canton, MA 02021	p 781-737-3000 f 781-737-4000